AFC GAMMA APPOINTS JIM FAGAN AS NEW INDEPENDENT DIRECTOR TO BOARD OF DIRECTORS

WEST PALM BEACH, FL – June 14, 2023 – AFC Gamma, Inc. (NASDAQ: AFCG) (“AFC Gamma” or the “Company”) today announced that the Board of Directors has appointed James C. Fagan as an independent director of the company, effective June 13, 2023.
Leonard Tannenbaum, Chairman and Chief Executive Officer of AFC Gamma, stated, “We are thrilled that Jim has joined the AFC Gamma Board of Directors. Jim is a highly accomplished, expert voice in the commercial real estate industry, and his deep sector experience will be invaluable to our stakeholders. With over 40 years of experience at top names in the commercial space, we welcome Jim’s insight and perspectives and look forward to his contributions to AFC Gamma.”
“It is a privilege to join the AFC Gamma Board of Directors,” said Mr. Fagan. “The unique portfolio and sophisticated investment philosophy of AFC Gamma presents a new and exciting opportunity, and I look forward to working along the esteemed members of the Board to further the company’s success.”
Mr. Fagan is currently an Executive Managing Director in the Stamford, CT office of Cushman & Wakefield, having joined the firm in 2003. He has been responsible for the oversight of several hundred millions of dollars in transactions annually and provides strategic counsel to a wide range of corporate clients in the Connecticut/New York Area market. Prior to joining Cushman & Wakefield, Mr. Fagan worked at and held several leadership positions at CBRE. Over the tenure of his career he has received numerous awards and accolades for the performance and growth of the offices he has overseen, and has worked to develop nationally recognized hiring and leadership programs for newer professionals designed to attract, educate, and retain talent. He is a graduate of the University of Connecticut.
About AFC Gamma, Inc.
AFC Gamma, Inc. (NASDAQ:AFCG) is a publicly traded, institutional lender that originates, structures and underwrites loans secured by commercial real estate and other types of financing solutions. AFC Gamma targets direct lending and bridge loan opportunities typically ranging from $5 million to $100 million across multiple real estate sectors, with a specialization in lending to state-law compliant cannabis operators. It is based in West Palm Beach, Florida.

Investor Relations
AFC GAMMA, INC. INVESTOR CONTACT:
Robyn Tannenbaum
561-510-2293
ir@afcgamma.com
www.afcgamma.com
AFC GAMMA, INC. MEDIA CONTACT:
Rich Myers / Rachel Goun
Profile Advisors
(347) 343-2999
afcgamma@profileadvisors.com